(As filed with the Securities and Exchange Commission June 3, 2002)

                                                                File No. 70-9945

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS-AMC

                         Post-Effective Amendment No. 1
                                       to
                                    FORM U-1

                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                  NiSource Inc.
                       NiSource Corporate Services Company
                     Northern Indiana Public Service Company
                           Kokomo Gas and Fuel Company
                  Northern Indiana Fuel and Light Company, Inc.
                    EnergyUSA, Inc. (an Indiana corporation)
                               EnergyUSA-TPC Corp.
                  EnergyUSA, Inc. (a Massachusetts corporation)
                              Primary Energy, Inc.
                         NiSource Capital Markets, Inc.
                             NiSource Finance Corp.
                       NiSource Development Company, Inc.
                            NI Energy Services, Inc.
                       NiSource Energy Technologies, Inc.
                              Columbia Energy Group
                         Columbia Assurance Agency, Inc.
                    Columbia Accounts Receivable Corporation
                      Columbia Atlantic Trading Corporation
                         Columbia Remainder Corporation
                      Columbia Energy Services Corporation
                      Columbia Insurance Corporation, Ltd.
                   Columbia Energy Power Marketing Corporation
                       Columbia Energy Retail Corporation
                         Columbia Service Partners, Inc.
                              801 East 86th Avenue
                        Merrillville, Indiana 46410-6272

                              Bay State Gas Company
                            Northern Utilities, Inc.
                               300 Friberg Parkway
                      Westborough, Massachusetts 01581-5039

                         Columbia Gas of Kentucky, Inc.
                           Columbia Gas of Ohio, Inc.
                         Columbia Gas of Maryland, Inc.
                       Columbia Gas of Pennsylvania, Inc.
                         Columbia Gas of Virginia, Inc.
                             200 Civic Center Drive
                              Columbus, Ohio 43215

                         Columbia Energy Resources, Inc.
                              Alamco-Delaware, Inc.
                          Hawg Hauling & Disposal, Inc.
                     Columbia Natural Resources Canada, Ltd.
                        Columbia Natural Resources, Inc.
                             900 Pennsylvania Avenue
                         Charleston, West Virginia 25302

                      Columbia Gas Transmission Corporation
                Columbia Transmission Communications Corporation
                          NiSource Pipeline Group, Inc.
                           Crossroads Pipeline Company
                          Columbia Pipeline Corporation
                    Columbia Energy Group Capital Corporation
                      Columbia Deep Water Services Company
                            12801 Fair Lakes Parkway
                          Fairfax, Virginia 22030-0146

                       Columbia Gulf Transmission Company
                             2603 Augusta, Suite 125
                              Houston, Texas 77057

             (Names of companies filing this statement and addresses
                         of principal executive offices)
              -----------------------------------------------------

                                  NISOURCE INC.

 (Name of top registered holding company parent of each applicant or declarant)
             -------------------------------------------------------


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


                              Jeffrey W. Grossman,
                          Vice President and Controller
                                  NiSource Inc.
                              801 East 86th Avenue
                        Merrillville, Indiana 46410-6272

                     (Name and address of agent for service)
            --------------------------------------------------------

      The Commission is requested to mail copies of all orders, notices and other communications to:

     Peter V. Fazio, Jr., Esq.                 William T. Baker, Jr., Esq.
     Schiff Hardin & Waite                     Thelen Reid & Priest LLP
     6600 Sears Tower                          40 West 57th Street
     Chicago, Illinois  60606-6473             New York, New York  10019



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


     1. Further Action Requested. By order dated December 19, 2001 (Holding Co. Act Release No. 27479) in this proceeding, NiSource Inc. ("NiSource"), a registered holding company, was authorized to establish and provide funding for a new system money pool arrangement ("Money Pool"). NiSource's subsidiaries named herein were authorized to participate in the Money Pool and, to the extent not exempt under Rules 45(b) and 52, to make short-term borrowings from NiSource and extend credit to each other through their participation in the Money Pool, except that, pending completion of the record, the Commission reserved jurisdiction over the participation in the Money Pool by two of NiSource's public-utility subsidiary companies, Bay State Gas Company ("Bay State") and Northern Utilities, Inc. ("Northern Utilities"). The record is now completed with respect to Bay State and Northern Utilities with the filing of the order of the Massachusetts Department of Transportation and Energy approving Bay State's participation in the Money Pool (Exhibit D-2 hereto) and the order of the Maine Public Utility Commission approving Northern Utilities' participation in the Money Pool (Exhibit D-4 hereto).

     Accordingly, the applicants respectfully request that the commission issue a supplemental order in this proceeding releasing jurisdiction reserved under the December 19, 2001 order.

     2. Compliance with Rule 54. The requested release of jurisdiction is subject to Rule 54. Rule 54 provides that the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are "exempt wholesale generators" ("EWGs") or "foreign utility companies" ("FUCOs") in determining whether to approve other transactions if Rule 53(a), (b) and (c) are satisfied. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG, or to guarantee the securities of an EWG, if each of the conditions in paragraphs (a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through (b)(3) of Rule 53 exists. The standards of Rules 53 and 54 are met.

         Rule 53(a)(1): NiSource's "aggregate investment" in EWGs is approximately $320.2 million, or 38.8% of NiSource's "consolidated retained earnings" for the four quarters ended March 31, 2002 (approximately $825.85 million). NiSource does not hold any investment in a FUCO.

         Rule 53(a)(2): NiSource will maintain books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. NiSource will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. generally accepted accounting principles ("GAAP"). All of such books and records and financial statements will be made available to the Commission, in English, upon request.

         Rule 53(a)(3): No more than 2% of the employees of NiSource's domestic utility subsidiaries will, at any one time, directly or indirectly, render services to EWGs and FUCOs.

         Rule 53(a)(4): NiSource will submit a copy of each Application/Declaration that relates to investments in EWGs or FUCOs and each amendment thereto, and will submit copies of any Rule 24 certificates required


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


hereunder, as well as a copy of NiSource's Form U5S, to each of the public service commissions having jurisdiction over the retail rates of NiSource's domestic utility subsidiaries.

     In addition, the applicants state that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b). Rule 53(c) is inapplicable by its terms.


                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                   NISOURCE INC.
                                   NISOURCE CORPORATE SERVICES COMPANY
                                   NORTHERN INDIANA PUBLIC SERVICE COMPANY
                                   KOKOMO GAS AND FUEL COMPANY
                                   NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. BAY STATE GAS COMPANY
                                   NORTHERN UTILITIES, INC.
                                   ENERGYUSA, INC. (A MASSACHUSETTS CORPORATION) ENERGYUSA, INC. (AN INDIANA CORPORATION) ENERGYUSA-TPC CORP.
                                   NISOURCE CAPITAL MARKETS, INC.
                                   NISOURCE FINANCE CORP.
                                   NISOURCE DEVELOPMENT COMPANY, INC.
                                   NI ENERGY SERVICES, INC.
                                   NISOURCE ENERGY TECHNOLOGIES, INC.
                                   PRIMARY ENERGY, INC.
                                   NISOURCE PIPELINE GROUP, INC.
                                   CROSSROADS PIPELINE COMPANY
                                   COLUMBIA ENERGY GROUP
                                   COLUMBIA GAS OF KENTUCKY, INC.
                                   COLUMBIA GAS OF OHIO, INC.
                                   COLUMBIA GAS OF MARYLAND, INC.
                                   COLUMBIA GAS OF PENNSYLVANIA, INC.
                                   COLUMBIA GAS OF VIRGINIA, INC.
                                   COLUMBIA PIPELINE CORPORATION
                                   COLUMBIA ENERGY RESOURCES, INC.
                                   COLUMBIA GULF TRANSMISSION COMPANY
                                   COLUMBIA GAS TRANSMISSION CORPORATION
                                   COLUMBIA TRANSMISSION COMMUNICATIONS
                                           CORPORATION

                       (signatures continued on next page)


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


                                   ALAMCO-DELAWARE, INC.
                                   HAWG HAULING & DISPOSAL, INC.
                                   COLUMBIA ASSURANCE AGENCY, INC.
                                   COLUMBIA ACCOUNTS RECEIVABLE CORPORATION
                                   COLUMBIA ATLANTIC TRADING CORPORATION
                                   COLUMBIA NATURAL RESOURCES CANADA, LTD.
                                   COLUMBIA ENERGY GROUP CAPITAL CORPORATION
                                   COLUMBIA DEEP WATER SERVICES COMPANY
                                   COLUMBIA REMAINDER CORPORATION
                                   COLUMBIA ENERGY SERVICES CORPORATION
                                   COLUMBIA INSURANCE CORPORATION, LTD.
                                   COLUMBIA NATURAL RESOURCES, INC.
                                   COLUMBIA ENERGY POWER MARKETING CORPORATION
                                   COLUMBIA ENERGY RETAIL CORPORATION
                                   COLUMBIA SERVICE PARTNERS, INC.


                                   By: /s/ Jeffrey W. Grossman
                                           -------------------
                                   Name:  Jeffrey W. Grossman
                                   Title: Vice President

Date:  June 3, 2002